EXHIBIT 99

Wireless Ronin Reports 2010 First Quarter Results

Key recent highlights include:

●	Wireless Ronin reached major milestone by deploying over 1,000 digital menu board displays for food service industry customers including six Fortune 500 companies

●	Wireless Ronin expanded Yum! relationship by completing first ten KFC/Taco Bell combo test store menu board installations

●	Recurring and hosting revenue increased 305 percent year-over-year

●	Gross margin continued to improve to 39 percent in first quarter of 2010 compared to 37 percent from the previous quarter and up from 19 percent in the first quarter of 2009

MINNEAPOLIS – May 6, 2010 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the first quarter of 2010.

First Quarter Results

Wireless Ronin reported revenue of $1.1 million for the first quarter of 2010, a 25 percent decrease from $1.4 million in the first quarter of 2009.  As of March 31, 2010, the Company had received purchase orders totaling approximately $1.1 million for which it had not recognized revenue.  The year-over-year decline in revenue was primarily the result of fewer digital signage deployments, partially offset by an increase in services revenue, as the Chrysler iShowroom initiative continued to expand.  During the first quarter of 2010, the Company received several orders from Chrysler for further enhancements for the web-based application which is accessible by all 2,300 dealers.  In addition, Wireless Ronin completed the menu board installation for the first ten KFC/Taco Bell combo test stores. The Company continues to work closely with Yum! to install digital menu boards on a market-by-market basis in both corporate and franchisee locations.  Although the Company continues discussions with KFC’s management regarding deployment of the remaining 800 KFC corporate stores, there is still no contractual agreement at this time.  The Company’s recurring hosting and support revenue, for the first three months of 2010, totaled $300 thousand. A significant portion of this revenue can be attributed to the success of the Chrysler iShowroom program.  This represents a threefold increase from the same period in the prior year.

James C. (Jim) Granger, chief executive officer of Wireless Ronin Technologies said, “Although the magnitude of the opportunities we are currently working on were not reflected in our revenue, we are very excited to have successfully penetrated further into the Yum! portfolio of QSRs during the first quarter of 2010. We believe this expands the longer term opportunity with Yum! and also solidifies our position as an industry leader in providing digital signage menu-board solutions.  In addition, we were able to secure other QSR test-store pilots which have the potential for large-scale roll-outs in the future.  Lastly, it is our belief that we will start to see an acceleration of digital menu-board adoption in response to the recent Health Care Reform Act provision which requires restaurants and retail food establishments with 20 or more locations to display calorie information.  Our recently published white paper outlines how digital signage is being adopted as a solution to comply with the new law.”

The Company reported a first quarter net loss of $2.8 million, or $0.16 per basic and diluted share, compared to a net loss of $2.9 million, or $0.20 per basic and diluted share, in the year-ago period. The improvement in the year-over-year net loss was driven primarily by the increase in gross margins and the year-over-year decline in operating expenses, largely offset by the decline in revenue over the same period. The first quarter 2010 and 2009 results also included costs of approximately $0.2 million, or $0.01 per basic and diluted share, of non-cash stock compensation expense for each period.

Non-GAAP operating loss totaled $2.4 million, or $0.14 per basic and diluted share, in the first quarter of 2010 compared to a non-GAAP operating loss of $2.3 million, or $0.16 per basic and diluted share, in the first quarter of 2009.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  Reconciliation to the GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

For the first quarter of 2010, gross margin averaged 39 percent, compared to a gross margin of 19 percent in the first quarter of 2009 and up from 37 percent from the fourth quarter of 2009.  The sequential increase was primarily due to a higher percentage of revenue generated from custom software development, content creation and hosting services.

Darin McAreavey, vice president and chief financial officer of Wireless Ronin Technologies said, “Our first quarter gross margin of 39 percent now represents the seventh consecutive quarter of improvement. We continue to focus on driving towards a sustainable business model with a heavy emphasis on our higher margin software and service offerings while continuing to look for ways to further reduce our expenses.  Our current quarterly non-GAAP operating loss break-even revenue is between $5 and $5.5 million.  We are committed over the course of the next two quarters to reduce this break-even closer to $3.5 million at an assumed gross margin of 45 percent.   We believe not only is this an attainable goal, but a necessary one to ensure the long-term success of the Company.”

Cash and marketable securities, including restricted cash at March 31, 2010, totaled approximately $10.6 million compared to $12.7 million at the end of 2009.  The decline in cash and marketable securities from the prior year-end reflected the continued funding of the Company’s losses during the first quarter 2010.  As previously announced, in March the Company established a $2.5 million line of credit with Silicon Valley Bank, none of which has been drawn down.

A conference call to review first quarter results and to provide an update regarding customers within our key vertical markets is scheduled for May 6, 2010, at 3:30 p.m. CT. A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate web site at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 368-6111 inside the United States or Canada, or by calling (631) 291-4139 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate web site. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 67738702.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® as a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from one central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training.  The company's common stock trades on the NASDAQ Global Market under the symbol "RNIN".

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,398	$12,273
Accounts receivable, net of allowance of $51 and $51	796	1,096
Inventories	299	185
Prepaid expenses and other current assets	185	151
Total current assets	11,678	13,705
Property and equipment, net	1,120	1,242
Restricted cash	217	380
Other assets	20	20
TOTAL ASSETS	$13,035	$15,347

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	804	976
Deferred revenue	364	362
Accrued liabilities	456	251
TOTAL LIABILITIES	1,624	1,589

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 17,700 and 17,614 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	177	176
Additional paid-in capital	88,823	88,371
Accumulated deficit	(77,148)	(74,395)
Accumulated other comprehensive loss	(441)	(394)
Total shareholders' equity	11,411	13,758
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,035	$15,347

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2010	2009

Sales
Hardware	$203	$503
Software	70	166
Services and other	802	764
Total sales	1,075	1,433

Cost of sales
Hardware	135	451
Software	8	-
Services and other	508	709
Total cost of sales (exclusive of depreciation and amortization shown separately below)	651	1,160
Gross profit	424	273

Operating expenses:
Sales and marketing expenses	731	831
Research and development expenses	795	391
General and administrative expenses	1,483	1,795
Depreciation and amortization expense	176	199
Total operating expenses	3,185	3,216
Operating loss	(2,761)	(2,943)

Other income (expenses):
Interest expense	(2)	(3)
Interest income	10	43
Total other income (expense)	8	40
Net loss	$(2,753)	$(2,903)
Basic and diluted loss per common share	$(0.16)	$(0.20)
Basic and diluted weighted average shares outstanding	17,653	14,850

WIRELESS RONIN TECHNOLOGIES, INC.
2009 and 2010 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2009					2010
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1
Sales	$1,433	$963	$1,076	$1,537	$5,009	$1,075

Cost of sales	1,160	743	714	969	3,586	651

Operating expenses	3,216	2,889	2,840	2,731	11,676	3,185

Interest expense	3	2	1	-	6	2

Other income, net	(43)	(16)	(8)	(9)	(76)	(10)

Net loss	$(2,903)	$(2,655)	$(2,471)	$(2,154)	$(10,183)	$(2,753)

Stock compensation expense	187	183	152	176	698	153
(included in operating expenses & interest expense)

Weighted average shares	14,850	14,854	14,929	16,513	15,274	17,653

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,943)	$(2,669)	$(2,478)	$(2,163)	$(10,253)	$(2,761)

Adjustments:
Depreciation and amortization	199	193	191	188	771	176
Termination partnership agreement	-	(50)	-	100	50	-
Stock-based compensation expense	187	183	152	176	698	153
Severance	237	210	-	-	447	-

Total operating expense adjustment	623	536	343	464	1,966	329

Non-GAAP operating loss	$(2,320)	$(2,133)	$(2,135)	$(1,699)	$(8,287)	$(2,432)
Non-GAAP operating loss per common share	$(0.16)	$(0.14)	$(0.14)	$(0.10)	$(0.54)	$(0.14)

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges.  We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding.  Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2010 bonus program is partially based upon the achievement of non-GAAP operating income (loss).  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above.   We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes either recurring non-cash items or non-recurring one-time charges. By continuing operations we mean the ongoing results of our business excluding certain one-time charges.  Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.  We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10.  Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense.  Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets.  By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business.  Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.  Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance.  Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations.  For example, we implemented significant workforce reductions and other changes to our management team during 2008 and 2009.   We do not expect restructuring-related charges to regularly recur in the future.  The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring.  Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

Contact: Investor Darin McAreavey, CFO dmcareavey@wirelessronin.com (952) 564 – 3525 Media Linda Hofflander, vice president and chief marketing officer lhofflander@wirelessronin.com (952) 564 - 3562